PRESS RELEASE

Available for Immediate Publication: October 23, 2006
Contacts:
Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David A. Heaberlin, EVP / Treasurer and Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces Third Quarter Results

Merced, California, October 23, 2006-Capital Corp of the West NASDAQ:NMS: CCOW) today announced $5,829,000 in net income for the third quarter ended September 30, 2006. This represents an increase of 7% when compared to the third quarter 2005. For the nine months ended September 30, 2006, net income grew by 13% to $17.640 million from $15.567 million in 2005. Fully diluted earnings per share for the third quarter of 2006 was $0.53 compared with $0.50 for the same period in 2005. For the first nine months of 2006, fully diluted earnings per share increased 12% to $1.61 versus $1.44 for the same period in 2005.

During the third quarter, the Company recorded a benefit payment related to bank owned life insurance of $179,000; an OREO after tax gain of $110,000 ($190,000 pretax); specific tax benefits associated with prior period state tax returns in the amount of $187,000 as well as certain loan interest reversals primarily related to prior periods in the after tax amount of $131,000 ($225,000 pretax). Excluding these matters, the third quarter earnings would have been $5.484 million or $0.50 per fully diluted share. In addition to this Q3 activity, the nine months results include the second quarter of 2006 net after tax gain of $361,000 related to the sale of a portion of our agency preferred stock investments and an ARM mutual fund. Without these Q2 and Q3 items, earnings for the first nine months of 2006 would have been $16.934 million or $1.55 per fully diluted share.

Tom Hawker, Chief Executive Officer, stated: “As with other financial institutions, Capital Corp of the West is experiencing the effects of 17 consecutive ¼ point increases in interest rates by the Federal Reserve since June 2004. In our last three earnings announcements, we have discussed the fact that, eventually, the rising interest rate environment could lead to a flattened yield curve and compression of our net interest margin. Although loan demand remains strong, the current competitive landscape creates a situation where we are limited in what we can charge our borrowers, while at the same time; our costs for deposits have risen significantly.”

“Our $99 million growth in deposits this quarter was aided by our ability to return an additional $50 million in deposits to our balance sheet that previously were being swept each day into an external third party investment. In addition, our continuing loan growth of $69 million is a testament to the economic vitality of the Central Valley. I look forward to discussing these and other matters at our scheduled conference call on October 23”, continued Mr. Hawker.

Dave Heaberlin, Chief Financial Officer, commented that “the net interest margin for the third quarter 2006 was 4.37% compared with 4.75% for the same period in 2005 and 4.84% for the second quarter of 2006. If the interest adjustment related to prior periods, as discussed above, is removed, the third quarter net interest margin equates to 4.43%. While interest earning assets have continued to grow; yields on interest earning assets increased to 7.42% for Q3 (7.51% for Q2) compared with 6.54% for Q3 2005 or a 13% increase. However, while interest bearing liabilities have also grown; the cost associated with these liabilities increased to 3.69% in Q3 (3.27% for Q2) compared with 2.24% for Q3 2005 or an increase of 65%. This margin compression appears primarily a function of the flattening of rising rate environment combined with the lagged impact of the repricing of our interest bearing liabilities.”

“Clearly the last several quarters have represented an ideal market for our margin performance during this interest rate cycle. It is interesting to note that the net interest margin for the first nine months of 2006 of 4.64% has now retreated to the approximate level of that reported for the same period in 2005.” stated Mr. Heaberlin.

Earnings Discussion

Net earnings were $5,829,000 or $0.53 per diluted share for the three months ended September 30, 2006. This compares to earnings of $5,453,000 or $0.50 per diluted share for the same period in 2005. Annualized return on average assets and return on average equity were 1.29% and 17.05% for the third quarter of 2006 compared with 1.39% and 18.84% for the same period in 2005.

The 2006 third quarter earnings of $5,829,000 reflect an increase in net interest income of $1,183,000 from the same period in 2005 that was driven by a $229,109,000 or a 16% increase in average interest earning assets. The taxable equivalent net interest margin for the third quarter of 2006 was 4.37%, a decrease of 38 basis points from the 4.75% achieved during the same period during 2005.

In comparing the 2006 to 2005 third quarter, noninterest expenses increased by $2,692,000 due primarily to increases in salaries and benefits of $1,755,000 that were the result of management and support staff increases necessary to accommodate branch expansion, normal salary progression, the addition of an asset based lending group in 2006, the addition of a General Counsel to the senior management team and equity compensation expense. In the third quarter of 2006, stock option expense of $131,000 was recorded. Equity compensation expense for the first nine months of 2006 aggregated $566,000. The $217,000 increase in premises and occupancy expense was due primarily to branch expansion and remodeling costs.

Our effective tax rate was 28% for the third quarter of 2006 compared with 34% for the same quarter of 2005. Income tax expense decreased $561,000 to $2,284,000 compared to the $2,845,000 recorded during the same quarter in 2005. The decrease in the 2006 tax rate compared to 2005 was primarily attributable to prior period tax credits recorded in the current quarter of $187,000 related to state housing tax credits earned between 2002 and 2004 that were not previously claimed on the Company’s state income tax returns. Amended returns will be filed with a corresponding claim for refund.
Credit Quality

The Company’s allowance for loan losses was $14,796,000 or 1.17% of total loans at September 30, 2006. Nonperforming assets totaled $3,393,000 or 0.18% of total assets while nonperforming loans stood at $3,333,000 or 0.26% of total loans. At September 30, 2006, the allowance for loan losses totaled 444% of nonperforming loans. This compares to an allowance for loan losses of $14,598,000 or 1.42% of total loans at September 30, 2005. At September 30, 2005, nonperforming assets totaled $2,111,000 or 0.13% of total assets, nonperforming loans totaled $2,051,000 or 0.20% of total loans and the allowance for loan losses totaled 712% of nonperforming loans.

Charge-offs for the third quarter of 2006 were $619,000 compared with charge-offs of $197,000 for the same period in 2005. The increased charge-offs occurred primarily in the commercial segment of the loan portfolio.

Book Values - Capital

The Company’s capital at September 30, 2006 stood at $142,073,000 compared with $117,979,000 as of September 30, 2005. Book value and tangible book value per share totaled $13.23 and $13.10 as of September 30, 2006 compared to $11.20 and $11.06 as of September 30, 2005. The Company’s tangible leverage capital ratio stood at 9.60% at September 30, 2006, compared with 8.53% as of September 30, 2005. The Company’s risk based capital ratio stood at 11.79% at September 30, 2006, compared with 11.50% as of September 30, 2005.

Conference Call Recording

Capital Corp of the West’s third quarter 2006 earnings conference call is scheduled for October 23, 2006 at 8:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

Safe Harbor

In addition to historical information, this discussion and analysis includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “assumes”, “projects”, “predicts”, “forecasts”, variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made. Some possible events or factors that could occur that may cause differences from expected results include the following: the Company’s loan growth is dependent on economic conditions, as well as various discretionary factors, such as decisions to sell, or purchase certain loans or loan portfolios; or sell or buy participations of loans; the quality and adequacy of management of the borrower, developments in the industry the borrower is involved in, product and geographic concentrations and the mix of the loan portfolio. The rate of charge-offs and provision expense can be affected by local, regional and international economic and market conditions, concentrations of borrowers, industries, products and geographical conditions, the mix of the loan portfolio and management’s judgments regarding the collectibility of loans. Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Company and the mix of funding sources. Decisions to purchase, hold, or sell securities are also dependent on liquidity requirements and market volatility, as well as on and off-balance sheet positions. Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities and the wholesale and retail funding sources of the Company. The Company is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, and deposits. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators, whose policies and regulations could affect the Company’s results.

Other factors that may cause actual results to differ from the forward-looking statements include the following: competition with other local and regional banks, savings and loan associations, credit unions and other non-bank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, mutual funds and insurance companies, as well as other entities which offer financial services; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Company; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type; outbreak or escalation of hostilities in which the United States is involved, any declaration of war by the U.S. Congress or any other national or international calamity, crisis or emergency; changes in laws and regulations; recently issued accounting pronouncements; government policies, regulations, and their enforcement (including Bank Secrecy Act-related matters, taxing statutes and regulations); restrictions on dividends that our subsidiaries are allowed to pay to us; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; and management’s ability to manage these and other risks.

Reference Information

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 28 years of service as “Central California’s Community Bank.” Currently County Bank has twenty three branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or Dave Heaberlin, Treasurer and Chief Financial Officer, at (209) 725-7435.

-Financial Tables Follow-

Capital Corp of the West
Consolidated Balance Sheets
(Unaudited)
	At September 30,			At June 30,
(Dollars in thousands, except per share data)	2006	2005	One Year Change	2006	Three Month Change
Assets
Cash and noninterest-bearing deposits in other banks	$46,104	$51,916	$(5,812)	$50,390	$(4,286)
Federal funds sold	49,690	4,760	44,930	25,185	24,505
Time deposits at other financial institutions	350	350	-	350	-
Investment securities available for sale, at fair value	263,526	237,792	25,734	265,746	(2,220)
Investment securities held to maturity at cost, fair value of $170,327 and $184,634 at September 30, 2006 and 2005	172,578	183,779	(11,201)	176,152	(3,574)
Loans, net of allowance for loan losses of $14,796 and $14,598 at September 30, 2006 and 2005	1,251,404	1,012,633	238,771	1,182,358	69,046
Interest receivable	8,571	6,613	1,958	8,228	343
Premises and equipment, net	38,833	26,725	12,108	36,007	2,826
Intangible assets	1,405	1,439	(34)	1,405	-
Cash value of life insurance	42,762	31,525	11,237	32,396	10,366
Investment in housing tax credit limited partnerships	8,440	8,217	223	8,623	(183)
Other assets	29,996	15,335	14,661	19,713	10,283
Total assets	$1,913,659	$1,581,084	$332,575	$1,806,553	$107,106

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing demand	$277,152	$288,791	$(11,639)	$295,016	$(17,864)
Negotiable orders of withdrawal	197,142	189,776	7,366	197,652	(510)
Savings	404,199	372,761	31,438	332,740	71,459
Time, under $100	247,061	210,446	36,615	247,883	(822)
Time, $100 and over	324,084	205,768	128,955	276,719	47,365
Brokered CD’s	124,258	20,966	103,292	$124,724	(466)
Total deposits	1,573,896	1,288,508	285,388	1,474,734	99,162

Federal funds purchased	-	21,750	(21,750)	-	-
Other borrowings and subordinated debentures	184,589	139,895	25,835	187,351	(21,621)
Accrued interest, taxes and other liabilities	13,101	12,952	149	11,538	1,563
Total liabilities	1,771,586	1,463,105	308,481	1,673,623	97,963

Preferred stock, no par value; 10,000,000 shares authorized; none Outstanding	-	-	-	-	-
Common stock, no par value; 20,000,000 shares authorized; 10,736,497 and 10,534,205 issued & outstanding at September 30, 2006 and 2005	63,904	58,982	4,922	63,276	628
Retained earnings	80,440	60,194	20,246	75,473	4,967
Accumulated other comprehensive (loss)	(2,271)	(1,197)	(1,074)	(5,819)	3,548
Total shareholders’ equity	142,073	117,979	24,094	132,930	9,143
Total liabilities and shareholders’ equity	$1,913,659	$1,581,084	$332,575	$1,806,553	$107,106

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)
	For the Three Months Ended September 30,			For the Three Months Ended June 30,
(Dollars in thousands)	2006	2005	One Year Change	2006	Three Month Change
Interest income	$31,021	$23,487	$7,534	$30,406	$615
Interest expense	12,871	6,520	6,351	10,930	1,941
Net interest income	18,150	16,967	1,183	19,476	(1,326)
Provision for loan losses	200	1,035	(835)	200	-
Noninterest income:
Service charges on accounts	1,550	1,554	(4)	1,504	46
Gain on sale of securities	-	-	-	622	(622)
Gain on other real estate owned	190	-	190	-	190
Bank owned life insurance benefit payment	179	-	179	-	179
Gain on the sale of loans	11	60	(49)	72	(61)
All other income	1,225	1,052	173	1,225	-
Noninterest expenses:
Salaries and related benefits	7,293	5,538	1,755	7,335	(42)
Premises and occupancy	1,422	1,205	217	1,256	166
Equipment	1,096	1,035	61	1,042	54
Professional fees	478	418	60	554	(76)
Marketing	360	231	129	466	(106)
Intangible amortization	-	11	(11)	12	(12)
Supplies	237	236	1	303	(66)
Charitable donations	264	178	86	291	(27)
Other expenses	1,842	1,448	394	1,848	(6)
Total noninterest expenses	12,992	10,300	2,692	13,107	(115)
Income before income taxes	8,113	8,298	(185)	9,592	(1,479)
Provision for income taxes	2,284	2,845	(561)	3,338	(1,054)
NET INCOME	$5,829	$5,453	$376	$6,254	$(425)
Average common shares outstanding	10,731	10,506	225	10,687	44
EPS	$0.54	$0.52	$0.02	$0.59	$(0.05)
Effect of stock options	239	342	(103)	264	(25)
Diluted EPS	$0.53	$0.50	$0.03	$0.57	$(0.04)

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)
	Nine Months Ended
(Dollars in thousands)	September 2006	September 2005	One Year Change
Interest income	$89,073	$65,151	$23,922
Interest expense	33,090	17,243	15,847
Net interest income	55,983	47,908	8,075
Provision for loan losses	400	1,356	(956)
Noninterest income:
Service charges on accounts	4,475	4,447	28
Gain on sale of securities	622	-	622
Gain on other real estate owned	190	-	190
Bank owned life insurance benefit payment	179	539	(360)
Gain on the sale of loans	123	155	(32)
All other income	3,621	2,534	1,087
Noninterest expenses:
Salaries and related benefits	21,487	16,748	4,739
Premises and occupancy	3,866	3,256	610
Equipment	3,129	2,936	193
Professional fees	1,952	1,620	332
Marketing	1,213	855	358
Intangible amortization	23	34	(11)
Supplies	776	808	(32)
Charitable donations	773	573	200
Other expenses	5,355	4,480	875
Total noninterest expenses	38,574	31,310	7,264
Income before income taxes	26,219	22,917	3,302
Provision for income taxes	8,579	7,350	1,229
NET INCOME	$17,640	$15,567	$2,073
Average common shares outstanding	10,673	10,480	193
EPS	$1.65	$1.49	$0.16
Effect of stock options	274	329	55
Diluted EPS	$1.61	$1.44	$0.17

Capital Corp of the West
Selected Financial Data

	Three Months Ended,			Nine Months Ended,
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Basic Earnings Per Share	$0.54	$0.59	$0.52	$1.65	$1.49
Diluted Earnings Per Share	$0.53	$0.57	$0.50	$1.61	$1.44

Annualized Return on:
Average Assets	1.29%	1.41%	1.39%	1.33%	1.37%
Average Equity	17.05%	19.10%	18.84%	17.91%	18.77%
Net Interest Margin	4.37%	4.84%	4.75%	4.64%	4.67%
Efficiency Ratio	61%	57%	52%	59%	56%
Loan to Deposit Ratio
Annualized Net Charge-offs to Average Loans	0.15%	0.09%	(0.06)%	0.04%	0.05%

Capital / Shareholder information

	September 30,		June 30,
	2006	2005	2006
Book Value Per Share	$13.23	$11.20	$12.40
Tangible Book Value Per Share	$13.10	$11.06	$12.27

Leverage Capital Ratio	9.60%	8.53%	9.57%
Risk Based Capital Ratio	11.79%	11.50%	12.30%

Loan Portfolio Composition

(Dollars in thousands)	September 30, 2006		September 30, 2005		June 30, 2006
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent Of loans	Dollar Amount	Percent of loans
Commercial	$334,688	26%	$262,875	26%	$324,846	27%
Agricultural	87,039	7	75,654	7	82,241	7
Real estate construction	133,744	11	104,816	10	123,690	10
Real estate construction residential	38,949	3	53,476	5	38,286	3
Real estate mortgage	525,879	42	410,373	40	495,755	41
Real estate mortgage residential	41,602	3	38,831	4	39,258	3
Consumer	104,299	8	81,206	8	93,366	8
Total	1,266,200	100%	1,027,231	100%	1,197,442	100%
Less allowance for loan losses	(14,796)		(14,598)		(15,084)
Net loans	$1,251,404		$1,012,633		$1,182,358

Nonperforming Assets/Loan to Deposit Ratio

	September 30,		June 30,
(Dollars in thousands)	2006	2005	2006
Nonaccrual loans	$3,333	$2,042	$1,593
Accruing loans past due 90 days or more	-	9	-
Total nonperforming loans	3,333	2,051	1,593
Other real estate owned	60	60	527
Total nonperforming assets	$3,393	$2,111	$2,119

Nonperforming loans to total loans	0.26%	0.20%	0.13%
Nonperforming assets to total assets	0.18%	0.13%	0.12%
Loan to deposit ratio	80.5%	79.7%	81.2%

Allowance for Loan Loss Activity

	Nine Months Ended September 30,		Three Months Ended September 30,
(Dollars in thousands)	2006	2005	2006	2005
Allowance for Loan Losses:
Balance at beginning of period	$14,776	$13,605	$15,084	$13,404
Provision for loan losses	400	1,356	200	1,035
Charge-offs	(1,261)	(1,318)	(619)	(197)
Recoveries	881	955	131	356
Net (charge-offs) recoveries	(380)	(363)	(488)	159
Balance at end of period	$14,796	$14,598	$14,796	$14,598

Loans outstanding at period-end	$1,266,200	$1,027,231	$1,266,200	$1,027,231
Average loans outstanding	$1,168,887	$947,022	$1,225,723	$1,009,056

Annualized net charge-offs to average loans	0.04%	0.05%	0.15%	(0.06)%
Allowance for loan losses / total loans	1.17%	1.42%	1.17%	1.42%
Allowance for loan losses / nonperforming loans	443.98%	711.97%	443.98%	711.97%

AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST EARNINGS
	Three months ended			Three months ended
	September 30, 2006			September 30, 2005
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/rate
	(Dollars in thousands)
Assets
Federal funds sold	$7,613	100	5.21%	$2,101	$19	3.59%
Time deposits at other financial institutions	350	5	5.67	350	2	2.27
Taxable investment securities	337,085	3,958	4.66	338,311	3,474	4.07
Nontaxable investment securities	103,312	1,249	4.80	95,153	1,205	5.02
Loans, gross:	1,225,723	26,010	8.42	1,009,059	19,106	7.51
Total interest-earning assets	$1,674,083	$31,322	7.42	$1,444,974	$23,806	6.54
Allowance for loan losses	(14,868)			(13,968)
Cash and due from banks	43,274			46,720
Premises and equipment, net	37,647			25,860
Interest receivable and other assets	73,820			60,418
Total assets	$1,813,956			$1,564,004

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$197,546	$372	0.75	$180,577	$102	0.22
Savings deposits	333,695	2,259	2.69	371,188	1,406	1.50
Time deposits	666,501	7,507	4.47	430,752	3,321	3.06
Other borrowings	155,091	2,066	5.29	155,234	1,364	3.49
Subordinated Debentures	31,960	667	8.28	16,496	327	7.86
Total interest-bearing liabilities	1,384,793	12,871	3.69	1,154,247	6,520	2.24

Noninterest-bearing deposits	276,923			281,328
Accrued interest, taxes and other liabilities	15,471			12,660
Total liabilities	1,677,187			1,448,235

Total shareholders' equity	136,769			115,769
Total liabilities and shareholders' equity	$1,813,956			$1,564,004

Net interest income and margin		$18,451	4.37%		$17,286	4.75%

AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST EARNINGS
	Nine months ended			Nine months ended
	September 30, 2006			September 30, 2005
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/rate
	(Dollars in thousands)
Assets
Federal funds sold	$5,250	193	4.92%	$4,411	$91	2.76%
Time deposits at other financial institutions	350	14	5.35	855	17	2.66
Taxable investment securities	362,508	12,608	4.65	356,963	11,043	4.14
Nontaxable investment securities	102,481	3,757	4.90	87,993	3,344	5.08
Loans, gross:	1,168,887	73,440	8.40	947,022	51,572	7.28
Total interest-earning assets	$1,639,476	$90,012	7.34	$1,397,244	$66,067	6.32
Allowance for loan losses	(15,074)			(13,658)
Cash and due from banks	46,146			43,495
Premises and equipment, net	33,733			24,465
Interest receivable and other assets	69,644			59,095
Total assets	$1,773,925			$1,510,641

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$205,209	$1,038	0.68	$174,734	$160	0.12
Savings deposits	353,195	6,041	2.29	363,763	3,515	1.29
Time deposits	577,631	17,749	4.11	398,930	8,444	2.83
Other borrowings	187,414	6,856	4.89	166,113	4,152	3.34
Subordinated Debentures	22,160	1,407	8.49	16,496	972	7.88
Total interest-bearing liabilities	1,345,609	33,091	3.29	1,120,036	17,243	2.06

Noninterest-bearing deposits	281,828			268,343
Accrued interest, taxes and other liabilities	15,169			11,657
Total liabilities				1,400,036

Total shareholders' equity	131,319			110,605
Total liabilities and shareholders' equity	$1,773,925			$1,510,641

Net interest income and margin		$56,921	4.64%		$48,824	4.67%